Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-00000) of Syntel, Inc. and Subsidiaries (the Company) of our report dated February 20, 2004, with respect to the consolidated statements of income, shareholders’ equity and cash flows of the Company for the year ended December 31, 2003 included in Registration Statement (Form S-3 File No. 333-139227).
We also consent to the incorporation by reference in the Registration Statement (Form S-3 File No. 333-139227) of our report dated February 20, 2004 with respect to the consolidated statements of income, shareholders’ equity and cash flows of the Company for the year ended December 31, 2003 included in the Annual Report (Form 10-K) for 2005 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Detroit, Michigan,
January 11, 2007